Exhibit (d)(xv) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K



                               SUBADVISORY AGREEMENT


      This Subadvisory Agreement (this "Agreement") is entered into as of the 1st day of November, 2000, by and among Vision Group of Funds, a Delaware business trust (the "Trust"), Manufacturers and Traders Trust Company, a New York bank and trust company (the "Adviser"), and Federated Investment Management Company, a Delaware business trust ("FIMC").

                                  Recitals:

A. The Trust and the Adviser have entered into an advisory agreement dated November 1, 2000 (the "Advisory Agreement"), pursuant to which the Adviser provides portfolio management services to, among others, the portfolio series of the Trust set forth on Schedule 1 to this Agreement (each a "Fund" and collectively the "Funds");

B. The Advisory Agreement contemplates that the Adviser may fulfill its portfolio management responsibilities under the Advisory Agreement by engaging one or more subadvisers; and

C. The Adviser and the Board of Trustees (the "Board") of the Trust desire to retain FIMC to render portfolio management services in the manner and on the terms set forth in this Agreement.

                                  Agreement:

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Trust, the Adviser and FIMC agree as follows:

SECTION 1.  APPOINTMENT OF SUBADVISER.

      The Adviser hereby appoints FIMC as subadviser for each Fund. The Adviser authorizes FIMC, in its discretion and without prior consultation with the Adviser, to invest and manage each Fund's portfolio of Securities according to such Fund's stated investment objective to the fullest extent permitted by:

(a) the Fund's investment policies, limitations, procedures and guidelines set forth in the documents listed on Schedules 2 and 3 to this Agreement;

(b) any additional objectives, policies or guidelines established by the Adviser or by the Board that have been furnished in writing to FIMC;

(c) the provisions of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder applicable to the Fund, including rule 2a-7 promulgated thereunder ("Rule 2a-7"); and

(d) the provisions of Subchapter M of the Internal Revenue Code applicable to "regulated investment companies."

For purposes of this Agreement, "Securities" include all investments and investment techniques permitted under the foregoing policies, limitations, procedures, guidelines, laws or regulations. Subject to the supervision of the Adviser and the Board, FIMC shall determine the structure and composition of the Fund's portfolio, including the purchase, retention and disposition of, and exercise of all rights pertaining to, the Securities comprising the portfolio.

SECTION 2.  REPRESENTATIONS AND WARRANTIES.

SECTION 2.1.      REPRESENTATIONS AND WARRANTIES OF FIMC

      FIMC represents and warrants to Adviser as follows:

(a) FIMC is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) This Agreement constitutes the legal, valid, and binding obligation of FIMC, enforceable against FIMC in accordance with its terms. FIMC has the absolute and unrestricted right, power, and authority to execute and deliver this and to perform its obligations under this Agreement.

(c) Neither the execution and delivery of this Agreement by FIMC nor the performance of any of its obligations hereunder will give any person the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:

(i)   any provision of FIMC's Declaration of Trust or By-Laws;

(ii)  any resolution adopted by the board of trustees or the shareholders of
                 FIMC;

(iii) any law, regulation or administrative or court order to which FIMC may be subject; or

(iv)  any contract to which FIMC is a party or by which FIMC may be bound.

      FIMC is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the performance of any obligations hereunder.

(d) FIMC is registered with the Securities and Exchange Commission ("SEC") as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business.

(e) FIMC has furnished to the Adviser true and complete copies of all the documents listed on Schedule 3 to this Agreement.

SECTION 2.2.      REPRESENTATIONS AND WARRANTIES OF THE ADVISER

      The Adviser represents and warrants to FIMC as follows:

(a) The Adviser is a bank and trust company duly organized, validly existing, and in good standing under the laws of the State of New York.

(b) This Agreement constitutes the legal, valid, and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms. The Adviser has the absolute and unrestricted right, power, and authority to execute and deliver this and to perform its obligations under this Agreement.

(c) Neither the execution and delivery of this Agreement by the Adviser nor the performance of any of its obligations hereunder will give any person the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:

(i)   any provision of the Adviser's Articles of Incorporation or By-Laws;

(ii)  any resolution adopted by the board of Trustees or the shareholders of the Adviser;

(iii) any law, regulation or administrative or court order to which the
                 Adviser may be subject; or

(iv)  the Advisory Agreement or any other contract to which the Adviser is a party or by which the Adviser may be bound.

      Except for the approval of the Board and of each Fund's shareholders as required by Section 15 of the 1940 Act, the Adviser is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the performance of any obligations hereunder.

(d) The Adviser is registered with the SEC or is otherwise exempt from registration as an investment adviser under the Advisers Act and is registered or licensed or is otherwise exempt from registration or licensing as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business.

(e) The Adviser has furnished to FIMC true and complete copies of all the documents listed on Schedule 2 to this Agreement.

SECTION 3.  CONDITIONS TO AGREEMENT.

      FIMC's and the Adviser's obligations under this Agreement are subject to the satisfaction of the following conditions precedent:

(a) Receipt by FIMC of satisfactory evidence that (i) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the Trustees, who are not interested persons of FIMC or the Adviser, cast in person at a meeting of the Board called for the purpose of voting on such approval, and (ii) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the outstanding voting securities of the Fund;

(b) Receipt by FIMC of copies of instructions from each Fund to its custodian designating the persons specified by FIMC as "Authorized Persons" under the Fund's custody agreement and the custodian's agreement to provide such persons with cash balances and similar information necessary to manage each Fund;

(c) The Trust's execution and delivery of a limited power of attorney in favor of FIMC, in a form mutually acceptable to FIMC, the Adviser and the Board;

(d) Receipt by FIMC and the Adviser of an endorsement adding the Funds as named insureds to FIMC's Money Market Net Asset Value Guaranty Policy at the Funds' expense;

(e) Receipt by FIMC of Board resolutions adopting all procedures and guidelines listed on Schedule 3 to this Agreement and identified as required by Rule 2a-7 or any other exemptive rule or order that is or will become applicable to any Fund;

(f) Receipt by FIMC of complete copies of all other policies procedures, guidelines, and codes listed on Schedule 2 to this Agreement; and

(g) Any other documents, certificates or other instruments that FIMC or the Adviser may reasonable request from the Fund.

SECTION 4.  COMPENSATION.

      For the services provided under this Agreement, the Adviser shall pay to FIMC an annual fee equal to the percentage(s) of a Fund's average daily net assets set forth opposite such Fund's name on Schedule 1. Such fee accrues daily and shall be paid monthly. If this Agreement is effective for only a portion of a month, the fee will be prorated for the portion of such month during which this Agreement is in effect.
SECTION 5.  INFORMATION AND REPORTS.

(a) The Adviser shall promptly notify FIMC of any (i) change in the Advisory Agreement or (ii) material change in any of the investment objectives, policies, limitations, guidelines or procedures set forth in the documents listed on Schedules 2 and 3 to this Agreement, and shall provide FIMC with copies of any such modified document; provided, however, that the Adviser shall provide FIMC with such notice at least fifteen days in advance of any proposed change in an objective, policy, limitation, guideline or procedure specified in paragraphs ((a)) and ((b)) of SECTION 1.

(b) The Adviser shall also provide FIMC with a list, to the best of the Adviser's knowledge, of all affiliated persons of Adviser (and any affiliated person of such an affiliated person) and shall promptly update the list whenever the Adviser becomes aware of any additional affiliated persons.

(c) FIMC shall maintain separate books and detailed records of all matters pertaining to all securities transactions on behalf of each Fund hereunder as required by the 1940 Act, the Advisers Act, or as reasonably requested in writing by the Adviser (a "Fund's Books and Records"). Each Fund's Books and Records shall be available to the Adviser at any time upon reasonable request and shall be available for telecopying to the Adviser during any day that a Fund is open for business.

(d) From time to time as the Adviser or the Board may reasonably request, FIMC shall furnish to the Adviser and to the Board, reports of portfolio transactions and reports on Securities held by a Fund, and such other reports regarding FIMC's management of any Fund as the Adviser or the Board may reasonably request, all in such detail and form as the Adviser, the Board, and FIMC mutually agree. FIMC will also inform the Adviser and the Board on a current basis of changes in the investment strategy or in the portfolio manager(s) for any Fund.

SECTION 6.  NONEXCLUSIVE AGREEMENT; ALLOCATION OF TRANSACTIONS.

(a) The investment management services provided by FIMC hereunder are not to be deemed to be exclusive, and nothing in this Agreement shall prohibit FIMC from rendering similar services to other advisers, investment companies, and other types of clients. The Adviser and the Trust acknowledge that the investment objectives of the Fund and those of other FIMC clients may be similar and that the investment performance of the respective portfolios of these clients and the Funds may differ.

(b) To the extent consistent with applicable law, FIMC may aggregate purchase or sell orders for a Fund with contemporaneous purchase or sell orders of other clients of FIMC or its affiliated persons. In such event, allocation of the Securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by FIMC in the manner FIMC considers to be the most equitable and consistent with its and its affiliates' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

(c) FIMC will place orders with or through such banks, brokers, dealers, futures commission merchants and other firms ("Brokers") in accordance with the policy regarding brokerage set forth in a Fund's registration statement or as the Board may direct from time to time. Bearing in mind a Fund's best interest at all times, FIMC shall use its best efforts to obtain the most favorable price and execution for the Fund's transactions available, considering all factors FIMC deems relevant, including by way of illustration, the size of the transaction, the nature of the market for the security and the difficulty expected to be encountered in executing the transaction, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the Broker involved and the quality of service rendered by the Broker in other transactions. Subject to such policies as the Board may determine, FIMC shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused the Fund to pay a Broker that provides brokerage and research services to FIMC or the Adviser (or to their respective affiliated persons) an amount of commission for effecting a Fund's transaction that is greater than the amount of commission that another Broker would have charged for effecting that transaction. FIMC may enter into transactions on behalf of a Fund with Brokers that are affiliated persons of FIMC, provided such transactions are exempt from the provisions of Sections 17(a), (d) and (e) of the 1940 Act. The Trust agrees that any change in the policies referred to in this paragraph shall be subject to the proviso in SECTION 5((a)) of this Agreement.

SECTION 7.  FUND EXPENSES.

      FIMC shall bear its own costs of providing services hereunder; provided that, nothing in this Agreement shall require FIMC to pay, and each Fund shall pay or reimburse FIMC for, all of the Fund's own expenses and its allocable share of the Trust's expenses incurred in managing its portfolio of Securities, including all commissions, mark-ups, transfer fees, registration fees, ticket charges, transfer taxes, custodian fees and similar expenses. Each Fund shall promptly reimburse FIMC for any expense as may be reasonably incurred by FIMC on behalf of the Fund; provided, however, that FIMC shall not incur any extraordinary expense on behalf of the Fund without the prior written consent of the Adviser. FIMC shall keep and provide to the Trust and the Adviser adequate records of all expenses incurred by FIMC on behalf of the Fund.

SECTION 8.  LIMITATION OF LIABILITY.

(a) In the absence of willful misfeasance, bad faith or gross negligence on the part of FIMC, or of reckless disregard by FIMC of its obligations and duties hereunder, FIMC shall not be subject to any liability to the Adviser, the Fund, the Trust, any shareholder of the Fund, or to any person, firm or organization. Without limiting the foregoing, FIMC shall not have any liability whatsoever for any investment losses incurred by a Fund, or arising from transactions by a Fund, prior to the date on which FIMC assumes responsibility for the management of the Fund's portfolio.

(b) The Adviser, the Trust, and the Fund are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of FIMC and agree that the obligations assumed by FIMC pursuant to this Agreement shall be limited in any case to FIMC and its assets and the Adviser, the Trust, and the Fund shall not seek satisfaction of any such obligation from the shareholders of FIMC, the trustees of FIMC, officers, employees or agents of FIMC, or any of them.

SECTION 9.  PRICING.

      The Adviser, the Trust and the Fund hereby acknowledge that FIMC is not responsible for pricing portfolio Securities, and that the Adviser and FIMC will rely on the Amortized Cost Procedures listed in Schedule 3.

SECTION 10. TERM.

      This Agreement shall begin as of the date of its execution and shall continue in effect for a period of two years from the date hereof and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by a Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund, or by the Adviser or FIMC at any time, without the payment of any penalty, on not less than 60 days' written notice to the other parties. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement. In the event of termination, FIMC shall immediately cease all activity on behalf of the Fund and with respect to its Securities, except as expressly directed by the Adviser. In addition, FIMC shall deliver the Fund's Books and Records to the Adviser by such means and in accordance with such schedule, and shall otherwise cooperate, as reasonably directed by the Adviser, in the transition of managing the Fund's portfolio of Securities to any successor of FIMC, including the Adviser. Any reasonable third party expenses incurred in connection with the termination shall be paid by the Fund. Termination of the Agreement shall not relieve the Fund, the Adviser or FIMC of any liability previously incurred hereunder.

SECTION 11. GENERAL PROVISIONS

SECTION 11.1.     NOTICES

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

      FIMC:       Federated Investment Management Company
                  1001 Liberty Avenue
                  Pittsburgh, Pennsylvania 15222-3779
                  Attention:  Carol Kayworth
                  Facsimile No.:  (412) 288-8230

      Adviser:    Manufacturers Traders & Trust Company
                  One M&T Plaza
                  Buffalo, New York 14203
                  Attention:
                  Facsimile No.:

         Trust:   Vision Group of Funds
                  5800 Corporate Drive
                  Pittsburgh, Pennsylvania 15237-7010
                  Attention:  Secretary
                  Facsimile No.:  (412) 288-8141

SECTION 11.2.     FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

SECTION 11.3.     WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

SECTION 11.4.     ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

SECTION 11.5.     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

      Subject to SECTION 10, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

SECTION 11.6.     SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

SECTION 11.7.     SECTION HEADINGS, CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. Any terms defined in the 1940 Act, and not otherwise defined in this Agreement, are used with the same meaning in this Agreement.

SECTION 11.8.     GOVERNING LAW

      This Agreement will be governed by the laws of the State of Pennsylvania without regard to conflicts of laws principles.

SECTION 11.9.     COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 11.10.    LIMITATIONS OF LIABILITY OF TRUSTEES AND SHAREHOLDERS OF
                        THE TRUST

      The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, but bind only the appropriate property of the Fund, or Class, as provided in the Declaration of Trust.


      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.


MANUFACTURERS AND TRADERS           FEDERATED INVESTMENT MANAGEMENT
TRUST COMPANY                       COMPANY


By:  /s/ Kenneth G. Thompson        By:  /s/ G. Andrew Bonnewell
   ---------------------------         ---------------------------
Name:  Kenneth G. Thompson          Name:  G. Andrew Bonnewell
Title:  Vice President              Title:  Vice President



VISION GROUP OF FUNDS

By:  /s/ Beth S. Broderick
   ---------------------------
Name:  Beth S. Broderick
Title:  Vice President

                   SCHEDULE 1 - FUNDS AND SUBADVISORY FEES

Name of Series                                     Subadvisory Fees

Vision New York Tax-Free Money Market Fund
-  first $100 million average daily net assets             .20%
-  next $100 million average daily net assets              .18%
-  average daily net assets over $200 million              .15%


                       SCHEDULE 2 - FUND DOCUMENTATION

1.    Trust's Declaration of Trust and Bylaws.
2. Currently effective registration statement for each class of each Fund's shares and any pending amendments to such registration statement.
3. Any supplements to any prospectus or statement of additional information for any class of any Fund's shares.
4. Custody Agreement between the Trust and State Street Bank and Trust Company, as Custodian for each Fund's securities, including information as to:
o     each Fund's nominee,
o     the Federal tax identification numbers of each Fund and its nominee,
o all routing, bank, participant and account numbers and other information necessary to provide proper instructions for transfer and delivery of Securities to each Fund's accounts at the Custodian,
o the name, address, phone and fax number of the Custodian's employees responsible for each Fund's accounts, and
o     each Fund's pricing service and contact persons.
5. All SEC exemptive orders applicable to any Fund, and all procedures and guidelines adopted by the Board under the terms of such orders.
6. All procedures and guidelines adopted by the Board or the Adviser regarding:
o     Transactions with affiliated persons,
o Evaluating the liquidity of securities, including restricted securities, municipal leases and stripped U.S. government securities,
o Segregation of liquid assets in connection with firm commitments and standby commitments,
o     Derivative contracts and securities,
o     Rule 10f-3 (relating to affiliated underwriting syndicates),
o     Rule 17a-7 (relating to interfund transactions),
o     Rule 17e-1 (relating to transactions with affiliated Brokers), and
o Release No. IC-22362 (granting exemptions for investments in money market funds).
7. Any master agreements that the Trust has entered into on behalf of any Fund, including:
o     Master Repurchase Agreement,
o     Master Futures and Options Agreements,
o     Master Foreign Exchange Netting Agreements, and
o     Master Swap Agreements.
8.    CFTC Rule 4.5 letter.
9. Schedule of the current year's Board meetings, and any reports needed by the Board.
10. Names, addresses, phone numbers and contacts for entities responsible for performance calculations.


                    SCHEDULE 3 - SUBADVISER DOCUMENTATION

1.    Part II of FIMC's Form ADV most recently filed with the SEC.
2.    Guidelines and procedures required by Rule 2a-7, consisting of:
o     Forms of resolutions authorizing use of the amortized cost method,
o     Amortized Cost Procedures, and
o     Federated Investment Adviser Guidelines
3. Procedures and checklists required by the following exemptive rules and orders under the 1940 Act:
o     Rule 17f-4 (relating to securities held in securities depositories),
o     Rule 17j-1 (relating to a code of ethics), and
o Release No. IC-19816 (granting exemptions for transactions with "affiliated banks").
4. Policies regarding the allocation of securities among clients with common investment objectives.

                           LIMITED POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, dated as of November 1, 2000, that Vision Group of Funds, a business trust duly organized under the laws of the state of Delaware (the "Trust"), does hereby nominate, constitute and appoint Federated Investment Management Company, a business trust duly organized under the laws of the Delaware (the "Subadviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Trust, acting on behalf of each of the series portfolios for which the Subadviser acts as investment adviser shown on Schedule 1 attached hereto and incorporated by reference herein (each such series portfolio being hereinafter referred to as a "Fund" and collectively as the "Funds"), for the speciFIMC purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Subadviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Trust in accordance with Subadviser's supervision of the investment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Subadviser as investment adviser of each Fund under that certain subadvisory contract dated November 1, 2000 by and between the Subadviser and the Trust (such subadvisory contract, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Subadvisory Contract").

      The Subadviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Subadviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Trust hereby ratifies and confirms as good and effectual, at law or in equity, all that the Subadviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Subadviser to act or assume responsibility for any matters referred to above or other matters even though the Subadviser may have power or authority hereunder to do so.
Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Subadvisory Contract,
(ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Subadviser under the terms of the Subadvisory Contract or
(iii) exonerate, relieve or release the Subadviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Subadviser (x) under the terms of the Subadvisory Contract or (y) at law, or in equity, for the performance of its duties as the investment adviser of any of the Funds.

      The Trust hereby agrees to indemnify and save harmless the Subadviser and its trustees, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Subadviser herein to act on behalf of the Trust, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Subadviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Subadviser herein to act on behalf of the Trust, or the taking of any action under or in connection with any of the foregoing. The obligations of the Trust under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Subadviser on behalf of the Trust during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Subadviser in its capacity as agent or attorney-in-fact of Trust acting on behalf of any other Fund hereunder.

      Any person, partnership, Trust or other legal entity dealing with the Subadviser in its capacity as attorney-in-fact hereunder for the Trust is hereby expressly put on notice that the Subadviser is acting solely in the capacity as an agent of the Trust and that any such person, partnership, Trust or other legal entity must look solely to the Trust in question for enforcement of any claim against the Trust, as the Subadviser assumes no personal liability whatsoever for obligations of the Trust entered into by the Subadviser in its capacity as attorney-in-fact for the Trust.

      Each person, partnership, Trust or other legal entity which deals with a Fund of the Trust through the Subadviser in its capacity as agent and attorney-in-fact of the Trust, is hereby expressly put on notice (i) that all persons or entities dealing with the Trust must look solely to the assets of the Fund of the Trust on whose behalf the Subadviser is acting pursuant to its powers hereunder for enforcement of any claim against the Trust, as the Trustees, officers and/or agents of such Trust, the shareholders of the various classes of shares of the Trust and the other Funds of the Trust assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Trust, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from those of any other Fund of the Trust.

      The execution of this Limited Power of Attorney by the Trust acting on behalf of the several Funds shall not be deemed to evidence the existence of any express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Subadviser pursuant to the power or authority granted to the Subadviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund of the Trust on whose behalf the Subadviser was acting pursuant to the authority granted hereunder.

      The Trust hereby agrees that no person, partnership, Trust or other legal entity dealing with the Subadviser shall be bound to inquire into the Subadviser's power and authority hereunder and any such person, partnership, Trust or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, Trust or other legal entity has received prior written notice from the Trust that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Subadvisory Contract between the Trust and the Subadviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Trust at any time provided that no such revocation or termination shall be effective until the Subadviser has received actual notice of such revocation or termination in writing from the Trust.

      This Limited Power of Attorney constitutes the entire agreement between the Trust and the Subadviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Subadviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Trust.

      This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. If any provision hereof, or any power or authority conferred upon the Subadviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Subadviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

      This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Trust when the Trust shall have executed at least one counterpart and the Subadviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Trust and the Subadviser will execute sufficient counterparts so that the Subadviser shall have a counterpart executed by it and the Trust, and the Trust shall have a counterpart executed by the Trust and the Subadviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

      IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.

                                       VISION GROUP OF FUNDS


                                       By:  /s/ Beth S. Broderick
                                          ------------------------
                                       Name:  Beth S. Broderick
                                       Title:  Vice President






Accepted and agreed to November 1, 2000

FEDERATED INVESTMENT MANAGEMENT COMPANY


By:                        /s/ G. Andrew Bonnewell
                           ---------------------------
Title:  Vice President

                                  Schedule 1
                         to Limited Power of Attorney
                         dated as of November 1, 2000
                           by Vision Group of Funds
                           (the Trust "), acting on
                   behalf of each of the series portfolios
                         listed below, and appointing
                   Federated Investment Management Company
                         the attorney-in-fact of the
                                    Trust


                          List of Series Portfolios

                  Vision New York Tax-Free Money Market Fund